As filed with the Securities and Exchange Commission on May 17, 2013.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	16-1616605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2501 Cedar Springs Dallas, Texas (Address of principal executive offices)	75201 (Zip Code)

Crosstex Energy GP, LLC Long-Term Incentive Plan

(Full title of the plan)

Joe A. Davis

Crosstex Energy, L.P.

2501 Cedar Springs

Dallas, Texas 75201

(Name and address of agent for service)

(214) 953-9500

(Telephone number, including area code, of agent for service)

Copy to:

Douglass M. Rayburn

Baker Botts L.L.P.

2001 Ross Avenue

Dallas, Texas 75201

(214) 953-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Units representing limited partner interests	3,470,000 units	$20.19	$70,059,300.00	$9,556.09

(1)                                 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), common units that may be issuable upon any unit split, unit dividend or similar transaction with respect to these common units are also being registered hereunder.

(2)                                 Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices of the common units of Crosstex Energy, L.P. as reported on The Nasdaq Global Select Market on May 14, 2013.

EXPLANATORY NOTE

This Registration Statement (this “Registration Statement”) is being filed, in accordance with General Instruction E to Form S-8, solely to register the issuance of an aggregate of up to 3,470,000 additional common units representing limited partner interests (“Common Units”) of Crosstex Energy, L.P., all of which were authorized pursuant to an amendment and restatement of the Crosstex Energy GP, LLC Long-Term Incentive Plan (as amended to date, the “Plan”), approved by the Board of Directors of Crosstex Energy GP, LLC, our general partner, on February 28, 2013 and our unitholders on May 9, 2013.  We previously filed (i) a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on July 14, 2003 (File No. 333-107025) covering 700,000 Common Units (1,400,000 Common Units following the two-for-one split of our outstanding Common Units on March 29, 2004) authorized for issuance under the Plan, (ii) a Registration Statement on Form S-8 with the Commission on August 18, 2005 (File No. 333-127645) covering an additional 400,000 Common Units authorized for issuance under the Plan, and (iii) a Registration on Form S-8 with the Commission on May 11, 2009 (File No. 333-159140) covering an additional 3,800,000 Common Units authorized for issuance under the Plan (the “Prior Registration Statements”). Except as supplemented by the information set forth below, the contents of the Prior Registration Statements are incorporated herein by reference.  Unless the context otherwise requires, references in this Registration Statement to “us” or “we” are references to Crosstex Energy, L.P.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents filed by us with the Commission:

(1)         our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 1, 2013;

(2)         our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 9, 2013;

(3)         our Current Reports on Form 8-K filed on January 10, 2013, January 29, 2013, March 1, 2013 (two reports), March 6, 2013, May 10, 2013 and May 13, 2013 (in each case to the extent filed and not furnished);

(4)         the audited historical financial statements of Clearfield Energy, Inc., and its subsidiaries included in Item 9.01(a) of our amended current report on Form 8-K/A filed on August 1, 2012; and

(5)         the description of our Common Units contained in our Registration Statement on Form 8-A, filed on November 4, 2002 and any amendments or reports filed with the Commission for the purpose of updating that description.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Crosstex Energy, L.P.

Subject to any standards or restrictions set forth in a partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Our partnership agreement provides that we will, to the fullest extent permitted by law, indemnify and hold harmless (i) the general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of the general partner or any departing general partner, (iv) any person who is or was a member, partner, officer, director, employee, agent, fiduciary or trustee of any Group Member (as defined in the partnership agreement), the general partner or any departing general partner or any affiliate of any Group Member, the general partner or any departing general partner or (v) any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

Any indemnification under these provisions will only be out of our assets, and the general partner shall not be personally liable for, or have any obligation to contribute or loan any monies or property to us to enable it to effectuate, such indemnification. We may purchase (or reimburse the general partner or its affiliates for the cost of) insurance, on behalf of the general partner, its affiliates and such other persons as the general partner shall determine, against liabilities asserted against and expenses incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such person against liabilities under the partnership agreement.

The general partner has entered into indemnification agreements (the “Indemnification Agreements”) with its directors and executive officers (collectively, the “Executive Indemnitees”), who serve as directors and officers on behalf of us. Under the terms of the Indemnification Agreements, the general partner has agreed to indemnify each Executive Indemnitee, subject to certain conditions, (i) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such

Executive Indemnitee or on his or her behalf if such person is, by reason of his or her status as a director and/or officer of the general partner or a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of the general partner (any such status being referred to as a “Corporate Status”), made or threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding irrespective of the initiator thereof (each, a “Proceeding”) or any claim, issue or matter therein, other than a Proceeding by or in the right of the general partner; (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to or otherwise involved in any Proceeding brought by or in the right of the general partner to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Executive Indemnitee shall have been adjudged to be liable to the general partner, unless and only to the extent that a court shall otherwise determine; (iii) against all expenses actually and reasonably incurred by such person or on his or her behalf in connection with any such Proceeding for which such Executive Indemnitee is entitled to indemnification pursuant to (i) or (ii) in which the Executive Indemnitee is successful on the merits or otherwise in the defense of such Proceeding; (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Executive Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which such person is not a party; (v) against costs or expenses (including attorneys’ fees and disbursements) incurred by the Executive Indemnitee in cooperating with any person, persons or entity determining whether the Executive Indemnitee is entitled to indemnification; and (vi) against any and all expenses actually and reasonably incurred by such Executive Indemnitee in any judicial adjudication of his or her rights under the Indemnification Agreements, but only if (and only to the extent) he or she prevails therein. To the extent that a change in the laws of the State of Delaware permits greater indemnification or advancement of expenses than would be afforded under the Indemnification Agreements as of the date of the Indemnification Agreements, the Executive Indemnitee shall enjoy the greater benefits so afforded by such change.

In addition, under the terms of the Indemnification Agreements, the general partner has agreed to pay all reasonable expenses incurred by an Executive Indemnitee in connection with any Proceeding pursuant to (i) or (ii) above in advance of the final disposition of such Proceeding no later than 10 days after receipt by the general partner of an undertaking by or on behalf of the Executive Indemnitee to repay such amount to the extent that it is ultimately determined that the Executive Indemnitee is not entitled to be indemnified by the general partner.

The Indemnification Agreements also include provisions that specify the procedures and presumptions that are to be employed to determine whether an Executive Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a “Change in Control” (as defined in the Indemnification Agreements) of the general partner.

Crosstex Energy GP, LLC

Additionally, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Section 7.01(a) of the Amended and Restated Limited Liability Company Agreement of the general partner (the “Company Agreement”) provides that to the fullest extent permitted by law, (a) any Person who is or was an affiliate of the general partner, (b) any

Person who is or was a member, partner officer, director, employee, agent or trustee of the general partner or any affiliate of the general partner and (c) any Person who is or was serving at the request of the general partner or any affiliate of the general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person (collectively the “Company Indemnitees”), shall be indemnified and held harmless by the general partner, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Company Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Company Indemnitee; provided, that in each case the Company Indemnitee acted in good faith, in a manner that such Company Indemnitee reasonably believed to be in, or not opposed to, the best interests of the general partner and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, or its equivalent, shall not create a presumption that the Company Indemnitee acted in a manner contrary to that specified above.  Any indemnification pursuant to Section 7.01 of the Company Agreement shall be made only out of the assets of the general partner.

Section 7.01(b) of the Company Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Company Indemnitee who is indemnified pursuant to Section 7.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the general partner prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the general partner of an undertaking by or on behalf of the Company Indemnitee to repay such amount if it shall be determined that the Company Indemnitee is not entitled to be indemnified as authorized by the Company Agreement.

Section 7.02(a) of the Company Agreement provides that no Company Indemnitee shall be liable for monetary damages to the general partner or any other Persons who have acquired membership interests in the general partner, for losses sustained or liabilities incurred as a result of any act or omission if such Company Indemnitee acted in good faith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company as set forth above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.         Exhibits.

Number		Description

4.1	—

Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of March 23, 2007 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 23, 2007, filed with the Commission on March 27, 2007).

4.2	—

Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. dated December 20, 2007 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated December 20, 2007, filed with the Commission on December 21, 2007).

4.3	—

Amendment No. 2 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 27, 2008, filed with the Commission on March 28, 2008).

4.4	—

Amendment No. 3 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of January 19, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated January 19, 2010, filed with the Commission on January 22, 2010).

4.5	—

Amendment No. 4 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of September 13, 2012 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated September 13, 2012, filed with the Commission on September 14, 2012).

4.6	—

Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of December 17, 2002 (incorporated by reference to Exhibit 3.8 to our Registration Statement on Form S-1, file No. 333-97779).

4.7	—

Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of January 19, 2010 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated January 19, 2010, filed with the Commission on January 22, 2010).

4.8	—

Crosstex Energy GP, LLC Long-Term Incentive Plan, as amended and restated on May 9, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

4.9	—	Form of Restricted Incentive Unit Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of KPMG LLP.

23.2	—	Consent of Kreischer Miller.

23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 17th day of May, 2013.

CROSSTEX ENERGY, L.P.

By:	Crosstex Energy GP, LLC,
its general partner

By:	/s/ Michael J. Garberding
Michael J. Garberding
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Barry E. Davis, Michael J. Garberding and Joe A. Davis, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power or substitution and resubstitution for him in any and all capacities, to sign and file any and all amendments to this Registration Statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, it being understood that said attorneys-in-fact and agents, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and that each of the undersigned hereby ratifies and confirms all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Barry E. Davis	President, Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2013
Barry E. Davis

/s/ Rhys J. Best	Chairman of the Board	May 17, 2013
Rhys J. Best

/s/ Leldon E. Echols	Director	May 17, 2013
Leldon E. Echols

/s/ Bryan H. Lawrence	Director	May 17, 2013
Bryan H. Lawrence

/s/ Cecil E. Martin, Jr.	Director	May 17, 2013
Cecil E. Martin, Jr.

/s/ Kyle D. Vann	Director	May 17, 2013
Kyle D Vann

/s/ D. Dwight Scott	Director	May 17, 2013
D. Dwight Scott

/s/ Michael J. Garberding	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2013
Michael J. Garberding

EXHIBIT INDEX

Number		Description

4.1	—

Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of March 23, 2007 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 23, 2007, filed with the Commission on March 27, 2007).

4.2	—

Amendment No. 1 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. dated December 20, 2007 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated December 20, 2007, filed with the Commission on December 21, 2007).

4.3	—

Amendment No. 2 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated March 27, 2008, filed with the Commission on March 28, 2008).

4.4	—

Amendment No. 3 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of January 19, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated January 19, 2010, filed with the Commission on January 22, 2010).

4.5	—

Amendment No. 4 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P., dated as of September 13, 2012 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K dated September 13, 2012, filed with the Commission on September 14, 2012).

4.6	—

Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of December 17, 2002 (incorporated by reference to Exhibit 3.8 to our Registration Statement on Form S-1, file No. 333-97779).

4.7	—

Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Crosstex Energy GP, LLC, dated as of January 19, 2010 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K dated January 19, 2010, filed with the Commission on January 22, 2010).

4.8	—

Crosstex Energy GP, LLC Long-Term Incentive Plan, as amended and restated on May 9, 2013 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

4.9	—	Form of Restricted Incentive Unit Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated May 9, 2013, filed with the Commission on May 13, 2013).

5.1	—	Opinion of Baker Botts L.L.P.

23.1	—	Consent of KPMG LLP.

23.2	—	Consent of Kreischer Miller.

23.3	—	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on the signature page to this Registration Statement).